SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 6, 2004

Wells Real Estate Fund IV, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-20103	58-1915128
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia 30092-3365

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure

August 6, 2004

Re: Quarterly distribution update for Wells Real Estate Fund IV

Dear Wells Fund IV Investor:

At Wells Real Estate Funds, our goal is to provide our investors with the highest level of service possible. As stewards of your investment, we are providing you with a distribution update on your Wells Limited Partnership investment.

The recent sale of the Stockbridge Village properties on April 29, 2004, was a highlight for the Fund, which held an interest of approximately 43% in Stockbridge Village I. The sale capitalized on the current strong investor demand for grocery-anchored shopping centers in the market. We also have made good leasing progress at the 10407 Centurion Parkway North property, raising the occupancy level to 63% with the recent lease with ADP. After the close of the quarter, we signed a new lease at 4400 Cox Road with Apex Systems for approximately 17,500 square feet, representing 41% of the building, and this lease will extend from September 2004 through June 2015. Lastly, we also have announced the first distribution of net sale proceeds to limited partners, scheduled for the fourth quarter 2004, totaling $4,627,000 from the sales of Village Overlook and Stockbridge Village I.

With only two properties remaining in the Fund, the General Partners are currently reserving operating cash and net sale proceeds to fund the re-leasing costs anticipated for the 4400 Cox Road property and the remaining vacancy at 10407 Centurion Parkway North. We anticipate that operating distributions will continue to be reserved in the near term, as re-leasing occurs at both properties, particularly given that operating cash flow will decrease with the recent sale of the Stockbridge Village I property. As 2004 progresses and the outcome of the property re-leasing effort is known, the General Partners will evaluate if further distributions of net sale proceeds are appropriate.

While operating distributions to Class A unit holders have been reserved, we would like to highlight that, through June 30, 2004, current Class A unit holders have received cumulative net operating cash flows of approximately $8.8 million, as compared to $13.2 million originally invested, or approximately 67% of the dollars invested since inception.

No operating distributions have been made to investors holding Class B units or to the General Partners, in line with the partnership agreement.

Form 10-Q for the second quarter 2004 (which includes a complete Fund update) will be available to you online at www.wellsref.com within a few weeks. Ongoing information regarding Fund IV activities also is available to you on the same Web site.

Should you have any questions regarding Fund IV, please don’t hesitate to contact the Wells Investor Services Department at 800-557-4830. For your convenience, the Wells Investor Services Department is available Monday through Thursday from 8:15 a.m. until 7:30 p.m. (ET),

2

and Friday from 8:15 a.m. until 5:30 p.m. (ET). Please take comfort in knowing your calls will always be answered by a live voice at Wells — not an automated system — during our regular support hours at our corporate office in Atlanta, Georgia. You also may contact an Investor Services Specialist via e-mail at investorservices@wellsref.com.

Our ongoing priority at Wells Real Estate Funds is to provide you with unparalleled customer service, and we thank you for allowing us to serve your financial needs, now and in the future.

Sincerely,

Richard Scott

Vice President

Investor Relations

cc: Financial Consultant

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND IV, L.P.
(Registrant)

By:	WELLS PARTNERS, L.P.
General Partner

	By:	Wells Capital, Inc.
General Partner

		By:	/s/ Leo F. Wells, III
Leo F. Wells, III
President

By:	/s/ LEO F. WELLS, III
LEO F. WELLS, III
General Partner

Date: August 6, 2004

4